As filed with the Securities and Exchange Commission on May 22, 2007
Registration Statement No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

Registration Statement Under

the Securities Act of 1933

GREEN PLAINS RENEWABLE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Iowa	84-1652107
(State or other jurisdiction of incorporation)	(IRS employer identification no.)
4124 Airport Road, Shenandoah, Iowa	51601
(Address of principal executive offices)	(Zip code)

2007 EQUITY INCENTIVE PLAN

 (Full Title of the Plan)

Eric L. Robinson
BLACKBURN & STOLL, LC
257 East 200 South, Suite 800
Salt Lake City, UT 84111 (801) 521-7900

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (1)
Common Stock, par value $.001	1,000,000	$20.35	$20,350,000	$625

(1)

Estimated solely for the purpose of calculating the registration fee, computed pursuant to Rules 457(h) under the Securities Exchange Act of 1933, as amended, on the basis of the average of the high and low prices of a share of the Registrant’s common stock, $.001  par value, as reported on the NASDAQ Capital Market on May 16, 2007.

Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Green Plains Renewable Energy, Inc. common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of Green Plains Renewable Energy, Inc.'s outstanding shares of common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended, this Registration Statement omits the information specified in Part I of Form S-8. The documents constituting Part I of this Registration Statement will be sent or given to plan participants as required by Rule 428(b). Green Plains Renewable Energy, Inc. (the “Company” or “GPRE”) is not filing these documents with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 1. Plan Information.

Not required to be filed with the Commission.

Item 2. Registrant Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

•

Annual Report on Form 10-K, for the year ended November 30, 2006,

•

Current Report on Form 8-K, filed on March 1, 2007,

•

Current Report on Form 8-K, filed on March 23, 2007,

•

Quarterly Report on Form 10-Q, filed on April 9, 2007,

•

Current Report on Form 8-K, filed on April 13, 2007,

•

Current Report on Form 8-K, filed on April 24, 2007, and

•

The description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act on December 16, 2005, including any amendment or report filed with the Commission for the purpose of updating this description.

All documents subsequently filed by GPRE pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Iowa Business Corporation Act permits us to indemnify our directors, officers, employees and agents, subject to limitations imposed by the Iowa Business Corporation Act. Our Bylaws require us to indemnify directors and officers to the full extent permitted by the Iowa Business Corporation Act.

Under Iowa law, a corporation may indemnify its directors and officers where: (i) the individual acted in good faith; (ii) the individual reasonably believed that (a) in the case of conduct in the individual's official capacity, that the individual's conduct was in the best interests of the corporation or (b) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful, or the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
4.1

Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3(i).1 of the Company’s Registration Statement on Form S-1 filed December 16, 2004, File No. 333-121321)

4.2	Bylaws of the Company (Incorporated by reference to Exhibit 3(ii).1 of the Company’s Registration Statement on Form S-1 filed December 16, 2004, File No. 333-121321)
4.3	2007 Equity Incentive Plan (Incorporated by reference as Appendix A to the Company Definitive Proxy Statement, filed on March 27, 2007)
5.1	Opinion of Blackburn & Stoll, LC
23.1	Consent of Blackburn & Stoll, LC (contained in Exhibit 5.1 hereto)
23.2	Consent of Independent Public Accountants
24.1	Power of Attorney (included on signature pages hereto)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenandoah, State of Iowa, on May 18, 2007.

GREEN PLAINS RENEWABLE ENERGY, INC.

By   /s/  Wayne B. Hoovestol

Chief Executive Officer, Chief Operating Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Wayne B. Hoovestol as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this registration statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority  to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Wayne B. Hoovestol Wayne B. Hoovestol /s/ Brian L. Larson Brian L. Larson	Chief Executive Officer, Chief Operating Officer and Director (Principal Executive Officer) Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 18, 2007 May 18, 2007
/s/ Robert D. Vavra Robert D. Vavra /s/ Barry A. Ellsworth Barry A. Ellsworth /s/ Dan E. Christensen Dan E. Christensen /s/ Brian D. Peterson Brian D. Peterson	Chairman of the Board Vice President and Director Vice President and Director Vice President and Director	May 18, 2007 May 18, 2007 May 18, 2007 May 18, 2007

/s/ David A. Hart David A. Hart	Director	May 18, 2007
/s/ Herschel C. Patton II Herschel C. Patton II /s/ R. Stephen Nicholson R. Stephen Nicholson /s/ Dr. Michael A. Warren Dr. Michael A. Warren	Director Director Director	May 18, 2007 May 18, 2007 May 18, 2007